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                                                                     EXHIBIT 5.1

                                  Law Offices
                                       of
                                RANDY K. JOHNSON
                           a Professional Corporation
                         139 E. South Temple, Suite 510
                           Salt Lake City, Utah 84111
Phone: (801) 537-1230                                   Fax: (801) 364-7365



                                August 4, 1997



United Park City Mines Company
P.O. Box 1450
Park City, Utah 84060

          RE:       UNITED PARK CITY MINES COMPANY
                    RIGHTS OFFERING
                    LEGALITY OF SECURITIES

Gentlemen:

          This firm has acted as your counsel in connection with the filing of a Registration Statement on Form S-3, Registration No. 333-30931, and amendments thereto with the Securities and Exchange Commission. The Registration Statement relates to a Rights Offering to your stockholders, pursuant to which up to 340,000 shares (the "Shares") of the Company's $0.01 par value Common Stock may be issued.

          We have examined copies of the Restated Certificate of Incorporation and three Certificates of Amendment of the Restated Certificate of Incorporation that have been filed with the Delaware Secretary of State. We have also examined such statutes and documents and have made such other investigation as we have deemed necessary in connection with the opinion expressed herein.

          Based upon the foregoing, we are of the opinion that the Shares, when sold, will be legally issued, fully paid, and non-assessable.

                              Very truly yours,



                              /s/ Randy K. Johnson, P.C.